Exhibit 99.2

China Security & Surveillance Technology, Inc. Signs Non-Binding Term Sheet to
Restructure Outstanding Guaranteed Senior Unsecured Convertible Notes

SHENZHEN, China, July 28, 2009 – China Security & Surveillance Technology, Inc. ("China Security", "CSST" or the "Company") (NYSE: CSR; Nasdaq Dubai: CSR), a leading provider of digital surveillance technology in the PRC, today announced it has signed a non-binding term sheet with Citadel Equity Fund Ltd. (“Citadel”) to restructure the terms of its two Guaranteed Senior Unsecured Convertible Notes due 2012 (“Existing Notes”).

The transaction is expected to involve the restructuring of the Existing Notes into two tranches of new notes: the Tranche A senior unsecured convertible notes (the “Tranche A Notes”) and the Tranche B senior unsecured non-convertible notes (the “Tranche B Notes”). Both notes will carry zero coupon interest and mature in three years from the closing date of the transaction with a series of repayments required. An initial payment of approximately $25 million in the form of cash and the Company’s common shares will be made when definitive agreements are entered into, which is expected to occur as soon as practical. The covenants in the existing Indentures will be modified, as necessary, in the indentures for the new notes in a way that is mutually agreeable to both Citadel and the Company. Completion of the transaction is subject to the negotiation and execution of definitive agreements.

Existing Notes:

In February 2007 and April 2007, the Company raised $60.00 million and $50.00 million, respectively, through two guaranteed senior unsecured convertible note financings with Citadel Equity Fund Ltd. These notes bear interest at a rate of 1% per annum and are due in 2012. Under the indentures, if the notes are not converted before their respective maturities, the notes are to be redeemed by the Company on the maturity date at a redemption price equal to 100% of the principal amount of the notes then outstanding plus an additional amount of 15% per annum, calculated on a quarterly compounded basis, plus any accrued and unpaid interest.

As of June 30, 2009, the Company accrued $44.30 million as a redemption amount payable under the notes. Unlike the annual interest rate of 1% that the Company is actually paying out to the note holders under the notes on a semi-annual basis, the Company would only pay the accrued redemption amount under the notes if the notes are not converted into the Company's common stock before their respective maturity dates and are redeemed in accordance with their terms.

Mr. Guo Shen Tu, Chief Executive Officer of China Security, commented, “We are very pleased to have been able to sign the term sheet with Citadel to restructure our existing indebtedness. We believe the restructured terms once agreed upon will lower overall cost of capital for the Company, provide greater flexibility to our capital structure and allow us greater agility to pursue additional strategic opportunities. We are delighted with the support we received from Citadel in this process, and while the required cash and stock payments may reduce our EPS in the near-term, we believe the restructured notes provide significant cost savings for China Security in the long run. We believe this restructuring, if completed, will ultimately be beneficial to all stakeholders, and will enable China Security to further strengthen its balance sheet and capital structure that support the Company’s strategic expansions and long term growth.”

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, China Security manufactures, distributes, installs and services security and surveillance and safety products and systems as well as develops surveillance and safety related software in China. Its customers are mainly comprised of commercial and government entities and nonprofit organizations. China Security has built a diversified customer base through its extensive sales and service network that includes over 150 branch offices and distribution points throughout China. To learn more about the Company visit http://www.csst.com .

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning the proposed restructuring of the Existing Notes, our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for our surveillance and safety products, as well as all assumptions, expectations, predictions, intentions or beliefs about our relative strength and about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as 'will,' 'believes,' 'expects' or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. The proposed transaction described herein may not proceed as described, or at all, as we may not agree on final terms. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ('SEC'), and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at www.sec.gov.

For more information, please contact:

Company Contact:
Terence Yap
Tel: +86-755-8351-5634
Email: ir@csst.com

Investor Contact:
ICR:
Michael Tieu
Tel: +86-10-6599-7960
Email: michael.tieu@icrinc.com

Bill Zima
Tel: +1-203-682-8200
Email: bill.zima@icrinc.com

Media Contact:
Patrick Yu
Fleishman-Hillard Hong Kong
Tel: +852-2530-2577
Email: patrick.yu@fleishman.com